Exhibit 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
February 7, 2006
CONTACT:
infoUSA Investor Relations
E-Mail: IR@infoUSA.com
infoUSA Announces Management Change
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, announced today that Raj Das, Chief Financial Officer of the Company, has stepped down from his post for personal and family reasons, effective immediately. Mr. Das will continue with the Company in a strategic planning role. Stormy Dean, the Company’s Chief Accounting Officer, has been named Chief Financial Officer.
Vin Gupta, the Chairman and CEO of infoUSA, commented, “We appreciate the contributions Raj has made to infoUSA. We are pleased that Stormy will be serving as our CFO. He has many years of service with the Company, including previous service as our CFO. He knows our business very well, and we expect this to be a seamless transition.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases to businesses so they can find more prospects and increase their sales. It is the only company to own 12 proprietary databases of consumers and businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, database marketing, email marketing, telemarketing, customer analysis and credit reference purposes.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.